Q2 News Release

Calgary, July 27, 2018	Exhibit 99.1

Imperial earns $196 million in the second quarter of 2018

●	Nearly $900 million of cash generated from operations; more than $1 billion returned to shareholders

●	Renewed share purchase program; returned $1.6 billion to shareholders under prior 12-month program

●	Major upstream and downstream planned maintenance completed; positioned for strong second half

	Second quarter			Six months
millions of Canadian dollars, unless noted	2018	2017	%	2018	2017	%

Net income (loss) (U.S. GAAP)	196	(77)	355	712	256	178

Net income (loss) per common share - assuming dilution (dollars)	0.24	(0.09)	367	0.86	0.30	187

Capital and exploration expenditures	284	143	99	558	296	89

Estimated net income in the second quarter of 2018 was $196 million, an increase of $273 million compared to the net loss of $77 million in the same period of 2017.

The quarter was characterized by significant planned maintenance at Imperial’s major upstream and downstream assets. These activities affected operational results and were aligned with the company’s commitment to maintain safe and reliable operations. Planned turnarounds occurred at one of Kearl’s two plants, Cold Lake’s second largest plant, Syncrude’s largest coker, and at Strathcona, the company’s largest refinery.

“Completion of the heavy maintenance schedule in the second quarter positions the company for strong operational performance in the second half of 2018,” said Rich Kruger, chairman, president and chief executive officer.

Refinery throughput averaged 363,000 barrels per day and petroleum product sales averaged 510,000 barrels per day. Despite the Strathcona refinery turnaround, Imperial achieved its highest quarterly sales volumes in nearly 30 years, demonstrating the company’s commitment to grow sales and reliably supply customers. To maximize value, Imperial continued to leverage its logistics and processing capabilities to take advantage of discounted Canadian heavy crude prices.

Upstream gross oil-equivalent production was 336,000 barrels per day, reflecting the impact of planned turnaround activities. Recovery from the June 20 power outage at Syncrude is ongoing with partial production restored in July and return to full rates anticipated in September. The company continued to progress activities to enhance future operations, including construction to add supplemental crushing capacity at Kearl and scaled application of new solvent technology at Cold Lake.

In the quarter, Imperial renewed its share purchase program, allowing the company to buy approximately 40 million shares over the 12-months ending June 26, 2019. Under the prior program that ended June 26, 2018, Imperial purchased 41 million shares for $1.6 billion. In the first half of 2018, Imperial returned $1.4 billion to shareholders through share purchases and dividends. Imperial’s approach to capital allocation focuses on maintaining a strong balance sheet, paying a reliable and growing dividend, investing in attractive growth opportunities and returning surplus cash to shareholders through share buybacks.

“Our business model offers distinct competitive advantages that are difficult for others to replicate,” added Kruger. “We are focused on capitalizing on these advantages to maximize near-term business results and long-term shareholder value.”

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Second quarter highlights

●	Net income of $196 million or $0.24 per share on a diluted basis, an increase of $273 million compared to a net loss of $77 million or $0.09 per share in the second quarter of 2017.

●	Cash generated from operating activities was $859 million, an increase of $367 million from the second quarter of 2017.

●	Capital and exploration expenditures totalled $284 million, an increase of $141 million from the second quarter of 2017. Spending continues to be focused on sustaining capital and previously announced projects. Previous full-year guidance for capital expenditures was in the range of $1.5 billion to $1.7 billion. Spending is now expected to be at the low end of the range.

●	Dividends paid and share purchases totalled $1,025 million in the second quarter of 2018, including the purchase of approximately 21.4 million shares at a cost of $893 million. Higher share purchases in the second quarter reflect the amendment in April to increase the share limit under the program that ended June 26, 2018.

●	Renewal of share purchase program continues commitment to deliver shareholder value. In June, Imperial received Toronto Stock Exchange approval to continue its program enabling the purchase of up to five percent of its common shares outstanding, approximately 40 million shares, during the 12-month period ending June 26, 2019. The company’s cash generation capability supports its ability to flexibly return surplus cash to shareholders through share buybacks.

●	Production averaged 336,000 gross oil-equivalent barrels per day, up from 331,000 barrels per day in the same period of 2017.

●	Cold Lake bitumen production averaged 133,000 barrels per day, compared to 160,000 barrels per day in the same quarter of 2017. Lower volumes were primarily due to planned maintenance and production timing. Imperial completed its first major turnaround in three years at Cold Lake. Specifically, a planned 38-day turnaround was completed at the Maskwa facility, the second largest of Cold Lake’s five plants. In addition, production in the quarter was affected by later implementation of new solvent-based recovery technology.

●	Gross production of Kearl bitumen averaged 180,000 barrels per day in the quarter (128,000 barrels Imperial’s share), up from 171,000 barrels per day (121,000 barrels Imperial’s share) in the same period of 2017. Production was impacted by 48,000 barrels per day (34,000 barrels Imperial’s share) associated with planned turnaround activities at one of the two plants. The company continued to progress reliability improvements during the quarter, including construction activities to add supplemental crushing capacity. Imperial continues to expect annual average gross production at Kearl of 200,000 barrels per day in 2018.

●	The company’s share of gross production from Syncrude averaged 50,000 barrels per day, up from 27,000 barrels per day in the second quarter of 2017. Production in the quarter was impacted by about 25,000 barrels per day (Imperial’s share) associated with planned turnaround activities, focused on the largest of its three cokers. On June 20, Syncrude experienced a power disruption that resulted in a shutdown of all processing units. Shipments have since resumed with return to full production anticipated in mid-September.

●	Refinery throughput averaged 363,000 barrels per day, up from 358,000 barrels per day in the second quarter of 2017. Capacity utilization was 86 percent, reflecting the impact of a 72-day planned turnaround at the Strathcona facility completed in mid-June. Excluding maintenance impacts, utilization was estimated to be 94 percent in the quarter. The turnaround at Strathcona, the largest in its history, impacted earnings by about $250 million relative to the first quarter of 2018.

●	Petroleum product sales were 510,000 barrels per day, up from 486,000 barrels per day in the second quarter of 2017. Imperial successfully sourced product by leveraging its refining network, building inventory and third-party purchases to reliably supply its customers during the planned turnaround at its Strathcona refinery.

●	Matched best-ever quarterly chemical earnings of $78 million, up from $64 million in the same period of 2017. Imperial continues to deliver excellent results in its chemical business through high reliability, price-advantaged feedstocks and strong market pricing.

●	Successfully deployed the largest autonomous haul truck in the world at Kearl. As part of an ongoing pilot, Imperial along with its development partners moved the first payload using a fully autonomous 400-ton haul truck in June. This is the largest autonomous truck put into a productive operating environment. The company’s testing program is targeted to ramp up to a fleet of seven autonomous trucks by year-end.

●	Imperial supports Indigenous leaders at the G7 Women’s Forum Canada. The company sponsored a panel discussion showcasing the accomplishments and leadership of Indigenous women at the Women’s Forum for the Economy and Society held in Toronto in May. Imperial is committed to the advancement of women across Canada and has invested more than $2 million in leadership programs over the past five years.

IMPERIAL OIL LIMITED

Second quarter 2018 vs. second quarter 2017

The company’s net income for the second quarter of 2018 was $196 million or $0.24 per share on a diluted basis, an increase of $273 million compared to the net loss of $77 million or $0.09 per share, for the same period last year.

Upstream recorded a net loss in the second quarter of $6 million compared to a net loss of $201 million in the same period of 2017. Improved results reflect the impact of higher Canadian crude oil realizations of about $280 million, partially offset by higher royalty costs of about $50 million and higher operating expenses of about $50 million mainly associated with planned turnarounds.

West Texas Intermediate (WTI) averaged US$67.91 per barrel in the second quarter of 2018, up from US$48.20 per barrel in the same quarter of 2017. Western Canada Select (WCS) averaged US$48.81 per barrel and US$37.18 per barrel respectively for the same periods. The WTI / WCS differential widened to approximately US$19 per barrel in the second quarter of 2018, from approximately US$11 per barrel in the same period of 2017.

The Canadian dollar averaged US$0.78 in the second quarter of 2018, an increase of US$0.04 from the second quarter of 2017.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes increased generally in line with the North American benchmarks, adjusted for changes in exchange rates and transportation costs. Bitumen realizations averaged $48.90 per barrel for the second quarter of 2018, an increase of $10.68 per barrel versus the second quarter of 2017. Synthetic crude realizations averaged $86.31 per barrel, an increase of $21.24 per barrel for the same period of 2017.

Gross production of Cold Lake bitumen averaged 133,000 barrels per day in the second quarter, compared to 160,000 barrels per day in the same period last year. Lower volumes were primarily due to planned maintenance and production timing.

Gross production of Kearl bitumen averaged 180,000 barrels per day in the second quarter (128,000 barrels Imperial’s share), up from 171,000 barrels per day (121,000 barrels Imperial’s share) during the second quarter of 2017. Higher production was mainly the result of mining optimization, partially offset by planned turnaround activities.

The company’s share of gross production from Syncrude averaged 50,000 barrels per day, up from 27,000 barrels per day in the second quarter of 2017. Higher production was due to the absence of the Syncrude Mildred Lake upgrader fire that occurred in March 2017, partially offset by planned turnaround activities and a power disruption that occurred on June 20, 2018, resulting in a complete shutdown of all processing units for the remainder of the second quarter. Recovery from the power outage is ongoing with partial production restored in July and return to full rates anticipated in September.

Downstream net income was $201 million in the second quarter, up from $78 million in the second quarter of 2017. Earnings increased mainly due to stronger margins of about $390 million, partially offset by the impact of increased planned turnaround activity of about $200 million, and the impact of a stronger Canadian dollar.

Refinery throughput averaged 363,000 barrels per day, up from 358,000 barrels per day in the second quarter of 2017. Capacity utilization increased to 86 percent from 85 percent in the second quarter of 2017.

Petroleum product sales were 510,000 barrels per day, up from 486,000 barrels per day in the second quarter of 2017. Sales growth continues to be driven by optimization across the full Downstream value chain, and the expansion of Imperial’s logistics capabilities.

Chemical net income of $78 million in the second quarter matched best-ever quarterly results. Earnings increased $14 million from the same period of 2017, benefitting from increased volumes and margins.

Corporate and other expenses were $77 million in the second quarter, compared to $18 million in the same period of 2017, primarily due to higher share-based compensation charges. In addition, as part of the implementation of the Financial Accounting Standards Board’s update, Compensation – Retirement Benefits

IMPERIAL OIL LIMITED

(Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, beginning January 1, 2018, Corporate and other includes all non-service pension and postretirement benefit expenses. Prior to 2018, the majority of these costs were allocated to the operating segments.

Cash flow generated from operating activities was $859 million in the second quarter, an increase of $367 million from the corresponding period in 2017, reflecting higher earnings.

Investing activities used net cash of $379 million in the second quarter, compared with $281 million used in the same period of 2017.

Cash used in financing activities was $1,032 million in the second quarter, compared with $260 million used in the second quarter of 2017. Dividends paid in the second quarter of 2018 were $132 million. The per share dividend paid in the second quarter was $0.16, up from $0.15 in the same period of 2017. During the second quarter, the company purchased about 21.4 million shares for $893 million.

The company’s cash balance was $873 million at June 30, 2018, versus $623 million at the end of second quarter 2017.

On April 27, 2018, the company announced by news release that it had received final approval from the Toronto Stock Exchange for an amendment to its normal course issuer bid to increase the number of common shares that it may purchase. Under the amendment, the number of common shares eligible for purchase increased to a maximum of 42,326,545 common shares during the period June 27, 2017 to June 26, 2018.

On June 22, 2018, the company announced by news release that it had received final approval from the Toronto Stock Exchange for a new normal course issuer bid and will continue its existing share purchase program. The program enables the company to purchase up to a maximum of 40,391,196 common shares during the period June 27, 2018 to June 26, 2019. This maximum includes shares purchased under the normal course issuer bid and from Exxon Mobil Corporation concurrent with, but outside of the normal course issuer bid. As in the past, Exxon Mobil Corporation has advised the company that it intends to participate to maintain its ownership percentage at approximately 69.6 percent. The program will end should the company purchase the maximum allowable number of shares, or on June 26, 2019. The company currently anticipates exercising its share purchases uniformly over the duration of the program. Purchase plans may be modified at any time without prior notice.

IMPERIAL OIL LIMITED

Six months highlights

●	Net income of $712 million, up from net income of $256 million in the prior year.

●	Net income per share on a diluted basis was $0.86, up from net income per share of $0.30 in 2017.

●	Cash flow generated from operating activities was $1,844 million, up from $846 million in 2017.

●	Gross oil-equivalent production averaged 353,000 barrels per day, compared to 354,000 barrels per day in 2017.

●	Refinery throughput averaged 386,000 barrels per day, up from 378,000 barrels per day in 2017.

●	Returned $1.4 billion to shareholders through share purchases and dividends.

●	Per share dividends declared during the first six months totalled $0.35, up $0.04 per share from 2017.

●	Record first half Chemical net income of $151 million.

Six months 2018 vs. six months 2017

Net income in the first six months of 2018 was $712 million, or $0.86 per share on a diluted basis, an increase of $456 million compared to a net income of $256 million or $0.30 per share in the first six months of 2017.

Upstream recorded a net loss of $50 million in the first six months of 2018, compared to a net loss of $287 million from the same period of 2017. Improved results reflect the impact of higher Canadian crude oil realizations of about $350 million, partially offset by the impact of higher operating costs of about $50 million mainly associated with planned turnarounds. Results also reflect the impact of higher royalties and the strengthening of the Canadian dollar compared to the prior year.

West Texas Intermediate averaged US$65.44 per barrel in the first six months of 2018, up from US$49.96 per barrel in the prior year. Western Canada Select averaged US$43.74 per barrel and US$37.22 per barrel respectively for the same periods. The WTI / WCS differential widened to approximately US$22 per barrel in the first six months of 2018, from approximately US$13 per barrel in the same period of 2017.

The Canadian dollar averaged US$0.78 in the first six months of 2018, an increase of about US$0.03 from the same period of 2017.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes increased generally in line with the North American benchmarks, adjusted for changes in the exchange rate and transportation costs. Bitumen realizations averaged $41.84 per barrel for the first six months of 2018, an increase of $4.63 per barrel versus 2017. Synthetic crude realizations averaged $81.24 per barrel, an increase of $14.24 per barrel from the same period of 2017.

Gross production of Cold Lake bitumen averaged 143,000 barrels per day in the first six months of 2018, compared to 159,000 barrels per day from the same period of 2017. Lower volumes were primarily due to planned maintenance and production timing.

Gross production of Kearl bitumen averaged 181,000 barrels per day in the first six months of 2018 (128,000 barrels Imperial’s share) up from 177,000 barrels per day (125,000 barrels Imperial’s share) from the same period of 2017.

During the first six months of 2018, the company’s share of gross production from Syncrude averaged 57,000 barrels per day, up from 46,000 barrels per day from the same period of 2017. Higher production was due to the absence of the impact associated with the March 2017 fire at the Syncrude Mildred Lake upgrader, partially offset by planned turnaround activities, and a power disruption that occurred on June 20, 2018, resulting in a complete shutdown of all processing units for the remainder of the second quarter. Recovery from the power outage is ongoing with partial production restored in July and return to full rates anticipated in September.

IMPERIAL OIL LIMITED

Downstream net income was $722 million, an increase of $264 million versus the prior year. Higher earnings reflect stronger margins of about $690 million, partially offset by the impact of increased planned turnaround activity of about $200 million, the impact of a stronger Canadian dollar of about $60 million and the absence of the $151 million gain on the sale of a surplus property in 2017.

Refinery throughput averaged 386,000 barrels per day in the first six months of 2018, up from 378,000 barrels per day from the same period of 2017. Capacity utilization increased to 91 percent from 90 percent in the same period of 2017.

Petroleum product sales were 494,000 barrels per day in the first six months of 2018, up from 486,000 barrels per day from the same period of 2017. Sales growth continues to be driven by optimization across the full Downstream value chain, and the expansion of Imperial’s logistics capabilities.

Chemical net income was $151 million, up from $109 million in the first half of 2017, primarily due to higher margins and volumes.

Corporate and other expenses were $111 million for the first six months of 2018, compared to $24 million in the same period of 2017, primarily due to higher share-based compensation charges. In addition, beginning January 1, 2018, Corporate and other includes all non-service pension and postretirement benefit expenses. Prior to 2018, the majority of these costs were allocated to the operating segments.

Cash flow generated from operating activities was $1,844 million in the first six months of 2018, compared with $846 million from the same period of 2017, reflecting higher earnings and working capital effects.

Investing activities used net cash of $744 million in the first six months of 2018, compared with $220 million used in the same period of 2017, reflecting higher additions to property, plant and equipment, and lower proceeds from asset sales.

Cash used in financing activities was $1,422 million in the first six months of 2018, compared with $394 million used in the same period of 2017. Dividends paid in the first six months of 2018 were $266 million. The per share dividend paid in the first six months of 2018 was $0.32, up from $0.30 from the same period of 2017. During the first six months of 2018, the company purchased about 28.6 million shares for $1,143 million, including shares purchased from Exxon Mobil Corporation.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future financial and operating results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates; production life and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price and margin impacts; limitations on transportation for accessing markets; political or regulatory events, including changes in law or government policy; applicable royalty rates and tax laws; the receipt, in a timely manner, of regulatory and third-party approvals; third-party opposition to operations and projects; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas restrictions; currency exchange rates; availability and allocation of capital; performance of third-party service providers; unanticipated operational disruptions; management effectiveness; commercial negotiations; project management and schedules; response to unexpected technological developments; operational hazards and risks; disaster response preparedness; the ability to develop or acquire additional reserves; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this report all dollar amounts are expressed in Canadian dollars unless otherwise stated. This report should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this report can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Second Quarter		Six Months
millions of Canadian dollars, unless noted	2018	2017	2018	2017

Net Income (loss) (U.S. GAAP)

Total revenues and other income	9,543	7,033	17,477	14,189

Total expenses	9,279	7,158	16,516	13,894

Income (loss) before income taxes	264	(125)	961	295

Income taxes	68	(48)	249	39

Net income (loss)	196	(77)	712	256

Net income (loss) per common share (dollars)	0.24	(0.09)	0.86	0.30

Net income (loss) per common share - assuming dilution (dollars)	0.24	(0.09)	0.86	0.30

Other Financial Data

Gain (loss) on asset sales, after-tax	8	28	15	186

Total assets at June 30			41,390	41,105

Total debt at June 30			5,194	5,222

Interest coverage ratio - earnings basis (times covered)			11.8	26.3

Other long-term obligations at June 30			3,943	3,678

Shareholders’ equity at June 30			23,765	25,000

Capital employed at June 30			28,978	30,240

Return on average capital employed (percent) (a)			3.4	9.0

Dividends declared on common stock

Total	155	136	287	263

Per common share (dollars)	0.19	0.16	0.35	0.31

Millions of common shares outstanding

At June 30			802.7	844.3

Average - assuming dilution	818.8	849.9	825.2	850.1

(a)	Return on capital employed is the rolling average net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

IMPERIAL OIL LIMITED

Attachment II

	Second Quarter		Six Months
millions of Canadian dollars	2018	2017	2018	2017

Total cash and cash equivalents at period end	873	623	873	623

Net income (loss)	196	(77)	712	256

Adjustments for non-cash items:

Depreciation and depletion	358	352	735	744

(Gain) loss on asset sales	(9)	(31)	(19)	(213)

Deferred income taxes and other	24	(37)	209	163

Changes in operating assets and liabilities	290	285	207	(104)

Cash flows from (used in) operating activities	859	492	1,844	846

Cash flows from (used in) investing activities	(379)	(281)	(744)	(220)

Proceeds associated with asset sales	9	39	21	222

Cash flows from (used in) financing activities	(1,032)	(260)	(1,422)	(394)

IMPERIAL OIL LIMITED

Attachment III

	Second Quarter		Six Months
millions of Canadian dollars	2018	2017	2018	2017

Net income (loss) (U.S. GAAP)

Upstream	(6)	(201)	(50)	(287)

Downstream	201	78	722	458

Chemical	78	64	151	109

Corporate and other	(77)	(18)	(111)	(24)

Net income (loss)	196	(77)	712	256

Revenues and other income

Upstream	2,971	2,081	5,618	4,415

Downstream	7,221	5,193	13,212	10,667

Chemical	402	349	779	690

Eliminations / Corporate and other	(1,051)	(590)	(2,132)	(1,583)

Revenues and other income	9,543	7,033	17,477	14,189

Purchases of crude oil and products

Upstream	1,573	1,026	2,947	2,142

Downstream	5,803	4,014	10,097	8,023

Chemical	216	193	418	394

Eliminations	(1,055)	(591)	(2,145)	(1,584)

Purchases of crude oil and products	6,537	4,642	11,317	8,975

Production and manufacturing expenses

Upstream	1,106	1,051	2,118	2,024

Downstream	488	426	856	775

Chemical	52	48	103	101

Eliminations	-	-	-	-

Production and manufacturing expenses	1,646	1,525	3,077	2,900

Capital and exploration expenditures

Upstream	183	91	389	194

Downstream	88	39	145	73

Chemical	7	3	11	7

Corporate and other	6	10	13	22

Capital and exploration expenditures	284	143	558	296

Exploration expenses charged to income included above	1	-	9	22

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Second Quarter		Six Months
	2018	2017	2018	2017

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Cold Lake	133	160	143	159
Kearl	128	121	128	125
Syncrude	50	27	57	46
Conventional	3	3	4	4
Total crude oil production	314	311	332	334
NGLs available for sale	1	1	1	1
Total crude oil and NGL production	315	312	333	335

Gross natural gas production (millions of cubic feet per day)	128	116	123	116

Gross oil-equivalent production (a)	336	331	353	354
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	104	132	116	129
Kearl	122	118	123	122
Syncrude	46	25	53	43
Conventional	3	3	4	4
Total crude oil production	275	278	296	298
NGLs available for sale	1	1	1	1
Total crude oil and NGL production	276	279	297	299

Net natural gas production (millions of cubic feet per day)	122	105	119	106

Net oil-equivalent production (a)	296	297	317	317
(thousands of oil-equivalent barrels per day)

Cold Lake blend sales (thousands of barrels per day)	182	209	200	215
Kearl blend sales (thousands of barrels per day)	171	161	182	166
NGL sales (thousands of barrels per day)	4	6	5	6

Average realizations (Canadian dollars)
Bitumen (per barrel)	48.90	38.22	41.84	37.21
Synthetic oil (per barrel)	86.31	65.07	81.24	67.00
Conventional crude oil (per barrel)	74.55	51.62	69.00	52.39
NGL (per barrel)	35.30	27.83	40.08	28.54
Natural gas (per thousand cubic feet)	2.01	3.05	2.46	3.18

Refinery throughput (thousands of barrels per day)	363	358	386	378
Refinery capacity utilization (percent)	86	85	91	90

Petroleum product sales (thousands of barrels per day)
Gasolines	259	257	249	250
Heating, diesel and jet fuels	178	175	182	182
Heavy fuel oils	31	19	24	19
Lube oils and other products	42	35	39	35
Net petroleum products sales	510	486	494	486

Petrochemical sales (thousands of tonnes)	217	201	418	394

(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

Attachment V

	Net income (loss) (U.S. GAAP)	Net income (loss) per common share - diluted
	millions of Canadian dollars	dollars

2014

First Quarter	946	1.11

Second Quarter	1,232	1.45

Third Quarter	936	1.10

Fourth Quarter	671	0.79

Year	3,785	4.45

2015

First Quarter	421	0.50

Second Quarter	120	0.14

Third Quarter	479	0.56

Fourth Quarter	102	0.12

Year	1,122	1.32

2016

First Quarter	(101)	(0.12)

Second Quarter	(181)	(0.21)

Third Quarter	1,003	1.18

Fourth Quarter	1,444	1.70

Year	2,165	2.55

2017

First Quarter	333	0.39

Second Quarter	(77)	(0.09)

Third Quarter	371	0.44

Fourth Quarter	(137)	(0.16)

Year	490	0.58

2018

First Quarter	516	0.62

Second Quarter	196	0.24

Year	712	0.86